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                                                                    Exhibit 10.8

                                                 Effective as of January 1, 1995

Enserch Exploration, Inc.
4849 Greenville Avenue
Suite 1500
Dallas, Texas  75206-4186

     This letter is to confirm and formalize a borrowing arrangement between ENSERCH Corporation ("ENSERCH") and Enserch Exploration, Inc., ("EEX"), a Texas corporation, by which ENSERCH may advance funds to EEX and/or EEX may advance funds to ENSERCH at any time between the date hereof and the Final Availability Date (defined below). The terms and conditions of this arrangement are as follows:

Amount: The aggregate amount of loans from ENSERCH to EEX or from EEX to ENSERCH shall not exceed $100 million outstanding at any one time between May 1, 1995 and the date EEX concludes a public offering of EEX's common stock and $50,000,000 thereafter.

Availability:  Amounts may be drawn hereunder between the date hereof and March
               31, 1999 (the Final Availability Date). On March 31, 1998 (the Extension Notice Date) and on each March 31 thereafter, the Final Availability Date and the Final Maturity Date as later defined are extended by one year unless one party has given one year's prior written notice of cancellation to the other party prior to the Extension Notice Date.

Term: This arrangement shall remain in effect from the date hereof until the maturity date of the last advance made hereunder. No advance made hereunder shall mature on a date later than April 1, 1999 (the Final Maturity Date) unless the Final Maturity Date is extended pursuant to the terms of this agreement whereupon no advance made hereunder shall mature on a date later than the extended Final Maturity Date.

Interest Rate: Prior to May 1, 1995 , EEX will pay interest on the daily net balance of loans from ENSERCH at a per annum rate equal to one month LIBOR + .425%, with this rate set at the first business day of each month for that month. Likewise, ENSERCH will pay interest at this same rate on the daily net balance of short-term loans from EEX to ENSERCH. On May 1,
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Enserch Exploration, Inc.
Effective as of January 1, 1995
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               1995 and thereafter, EEX will pay interest on the daily net balance of loans from ENSERCH at a per annum rate equal to the average rate of all loans EEX has outstanding under its bank facilities or the one month LIBOR rate plus the spread specified in the bank facilities with this rate set at the first business day of each month for the month. If this rate exceeds the rate specified by the formula in EEX's Articles of Incorporation, the rate calculated pursuant to the Articles of Incorporation will be charged. If ENSERCH is required to pay interest to EEX pursuant to terms of this agreement after May 1, 1995, the interest rate to be paid by ENSERCH will be the rate it would have paid on one month commercial paper as of the first day of the month in which the borrowing is outstanding. The interest rate on any overdue amounts shall be the interest rate then applicable to such amount(s) plus 2% per annum.

Repayment:     Interest on all loans made hereunder shall be payable monthly.
               Principal, along with any accrued and unpaid interest, shall be repaid in a lump sum on Final Maturity Date.

Prepayment:    Prepayment in whole or in part is permitted on any loan without penalty, premium, or fee.

Promissory Note:    Borrowings under this arrangement will be evidenced by the promissory note ("Note") of ENSERCH or EEX, as the case may be, substantially in the form of Exhibit A-1 or A-2 attached hereto, as appropriate, with a grid schedule to indicate amount(s) outstanding and the maturity date of each loan.

Representations
and Warranties:     Each acceptance of a loan shall constitute a representation and warranty by the borrower that this letter is valid and legally enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally.

               The obligations of EEX or ENSERCH, as the case may
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Enserch Exploration, Inc.
Effective as of January 1, 1995
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               be, under this arrangement and the respective Note rank and will rank at least pari passu in priority of payment with all other
                             ----------
               senior debt of EEX or ENSERCH, as the case may be.

Events of
Default:       An Event of Default means any of the following events:

               (a) Failure of EEX or ENSERCH, as the case may be, to pay principal when due or interest within (5) calendar days after the due date; or
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Enserch Exploration, Inc.
Effective as of January 1, 1995
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               (b) Any of EEX's or ENSERCH's, as the case may be,
               representations or warranties made herein shall prove to have been incorrect in any material adverse respect when made;

               (c) EEX or ENSERCH, as the case may be, shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts as they mature or a receiver or trustee or similar official is appointed for it or substantially all of its property and if such appointment is made without its consent, such appointment is not stayed or discharged within 90 days; or proceedings under any law relating to bankruptcy, insolvency or the relief of debtors be instituted by or against it, and if contested by it, such proceedings are not stayed or dismissed within 90 days; or a writ of attachment or similar process is issued or levied against a substantial part of its property which is not released, stayed, bonded or vacated within 90 days after issue or levy.

Governing Law: This arrangement shall be governed by, and construed in accordance with the laws of the State of Texas.

     If the foregoing correctly expresses our mutual understanding on these advances, please signify by executing the original and copy of this letter and returning the copy for our files.

                                  Very truly yours,

                                  ENSERCH Corporation


                                  /s/ A. E. Gallatin
                                  -----------------------------
                                  A. E. Gallatin
                                  Vice President and Treasurer

Agreed and Accepted:

ENSERCH EXPLORATION, INC.


/s/ J. W. Pinkerton
- ----------------------------------
J. W. Pinkerton
Vice President and Controller